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                                                                   Exhibit 10.28



June 7, 2002

William L. Respess, Ph.D., J.D.
[HOME ADDRESS]


Dear Larry,

I am pleased to present to you this letter agreement which confirms the terms of your employment with Applied Molecular Evolution, Inc. ("AME").

1. POSITION AND START DATE. Your position with AME will be Vice President and General Counsel reporting directly to the Chief Executive Officer of AME. Your employment start date will be July 1, 2002.

2. COMPENSATION.

      (a) SALARY. The offer includes a starting monthly salary of $22,916.67, which is equivalent to $275,000 annually, subject to regular deductions and tax withholdings. You will be eligible for consideration for annual performance-based salary increases in the discretion of the Board of Directors of AME.

      (b) STOCK OPTION. You will also receive a nonqualified stock option under the AME 2001 Stock Incentive Plan to purchase up to 180,000 shares of the common stock of AME which provides for vesting over a four year period with a six-month cliff ("Stock Option"). The grant price will be equal to one hundred percent (100%) of the Fair Market Value of a share of AME common stock on the close of business on the date of grant, which will be the first full day of employment at AME. You will be allowed to exercise the vested portion of the Stock Option for 10 years from the date of the grant, and receive accelerated vesting upon a change in control as provided in your Stock Option agreement. The terms of the Stock Option shall be as set forth in the attached stock option agreement form and the AME 2001 Stock Incentive Plan except as otherwise provided in this letter agreement.

      (c) ADDITIONAL INCENTIVE COMPENSATION. You will also be eligible for annual performance-based stock option grants and cash bonuses as determined in the discretion of the Board of Directors of AME.

      (d) BENEFITS AND VACATION. As an employee of AME, you will receive employer-paid medical, dental, life/AD&D, short and long-term disability insurance benefits under the terms of the AME employee benefit plans. You will also be eligible to enroll in AME's 401(k), Flexible Benefits and Employee Stock Purchase plans during any enrollment period following employment. Additionally you will accrue four weeks of vacation each year of employment.

3. SEVERANCE RIGHTS. In the event of the termination of your employment by AME for any reason except for "Cause," you will immediately receive accelerated vesting of 50% of your unvested option shares of your initial grant, and you will receive pay equivalent to six months of your base salary and six months of AME's contribution towards your medical benefits. In addition, this same severance package will be available if you terminate your employment for "Good Reason."

      Solely for purposes of this employment agreement and your initial Stock Option agreement, the term "Cause" shall mean any act which violates this agreement or the employment policies of AME or any willful misconduct by you which may result in harm to AME or its employees, directors or customers, and the term "Good Reason" shall mean a material reduction (which is not corrected by AME after 30 days notice by you to AME) in your duties, reduction in compensation except as part of, and at the same percentage as, an across the board


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reduction in compensation of the senior management team and relocation of your office more than 30 miles from your original place of employment with AME.

4. TERMS OF EMPLOYMENT. Your employment with AME will be subject to AME's general employment policies (including its insider trading policy) and is at-will. In other words, either you or AME can terminate your employment at any time for any reason, with or without cause and with or without notice. This term of employment is not subject to change or modification of any kind except if in writing and signed by you and the Chief Executive Officer of AME.

5. CONDITIONS FOR EMPLOYMENT. As a pre-condition of your employment, you will be required to sign a copy of our Proprietary Information and Inventions Agreement. Two copies of this agreement are attached for your review and signature. Please return both copies and subsequently, one copy will be returned to you after they have been signed by AME's Chief Executive Officer. Also, it should be noted that it is AME's policy to respect fully proprietary and/or confidential information of your previous employers. No employee is expected to disclose, or is allowed to use for AME's purposes, any confidential or proprietary information he or she may have acquired as a result of previous employment. In addition, to conform with the Immigration Reform and Control Act of 1986, please bring with you on your start date the original of either one of the documents noted in List A, or one document from List B and one document from List C from the Employment Eligibility Verification (I-9), attached.

I am pleased to present this employment agreement to you. Please sign and return the attached copy of this letter as soon as possible. Once signed by you, this letter and your Stock Option agreement will constitute the complete agreement between you and AME regarding employment matters and will supersede any and all prior written or oral agreements or understanding on these matters.

I am confident that you will make significant contributions to AME's efforts and that you will enjoy the rewards of working with our senior management team to help AME reach its full potential. Finally, please feel free to contact Sarah Novicki or myself if you have any questions or concerns regarding any of the above information and/or if you would like additional information on AME's compensation and benefits package.

Sincerely,



/s/ WILLIAM D. HUSE
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William D. Huse, M.D., Ph.D.
President and Chief Executive Officer


Attachments:   Two copies of Proprietary Information and Inventions Agreement
               INS Form I-9


Accepted and agreed:



Signature: /s/ WILLIAM L. RESPESS
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               William L. Respess

Date:  July 1, 2002
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